Exhibit 3.7

ARTICLES OF INCORPORATION

OF

CARL KARCHER ENTERPRISES, INC.

One: The name of this corporation is:

CARL KARCHER ENTERPRISES, INC.

Two: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Three: The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is One Thousand (1,000).

Four: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Five: The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California General Corporation Law) to the fullest extent permissible under California Law.